EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Mike Duncan - Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

SECOND QUARTER 2003 RESULTS

COBURG, Oregon, July 24, 2003 — Monaco Coach Corporation (NYSE: MNC) today reported revenue and earnings for its second quarter ended June 28, 2003. Second quarter earnings per share were 2 cents, on second quarter revenue of $268.4 million. Net income for the second quarter was $582 thousand. Operating income for the second quarter was $1.5 million. Second quarter unit sales of Monaco Coach Corporation products were 2,260 units. Second quarter motorhome sales totaled 1,708 units and second quarter towable recreational vehicles totaled 552 units.

For the six months ended June 28, 2003, earnings per share were 17 cents on revenue of $541.9 million. Net income for the six months ended June 28, 2003 was $4.9 million. Operating income for the six months ended June 28, 2003 was $9.5 million. Unit sales of Monaco Coach Corporation products for the six months ended June 28, 2003 totaled 4,566 units. Six-month motorhome sales totaled 3,345 units and six-month towable recreational vehicles totaled 1,221 units.

According to Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson, “We met several key goals for the second quarter. Foremost was the approximate $20 million reduction in our finished goods inventory. However, in order to realize this inventory reduction, we offered wholesale and retail sales incentives that pressured our margins and earnings. Weighed against the business considerations and financial cost associated with carrying a high finished goods inventory, second quarter earnings pressure was expected as we focus on improving our balance sheet.”

Monaco Coach Corporation President John Nepute added, “Our 2004 models have been very well accepted by dealers and consumers. It has not been necessary to offer sales promotions on 2004 models. However, we are continuing to offer some retail sales incentives on 2003 models that remain on dealers’ lots. The successful introduction of our 2004 models, along with gradually strengthening retail sales, have contributed to steady improvement to our order backlog.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley stated, “We continue to balance demand with production rates and finished goods inventory, and we expect third quarter revenue to be similar to the second quarter. Based on our current production rates, we should be able to further reduce finished goods inventory in the third quarter. As a result of lower run rates and continuing retail promotions, we expect third quarter gross margins in the 10.5% to 11% range, and third quarter sales, general, and administrative expenses in the 8.75% to 9.25% range.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s 2004 model introductions, its ability to make further inventory reductions, and its third quarter 2003 expectations for sales revenue, gross margin, and sales, general, and administrative expenses are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	December 28, 2002	June 28, 2003
ASSETS
Current assets:
Trade receivables, net	$116,647	$104,790
Inventories	175,609	161,176
Resort lot inventory	26,883	22,622
Prepaid expenses	3,612	3,527
Deferred income taxes	33,379	32,468
Total current assets	356,130	324,583

Property, plant and equipment, net	135,350	143,052
Debt issuance costs net of accumulated amortization of $389, and $566, respectively	683	806
Goodwill, net of accumulated amortization of $5,320 and $5,320, respectively	55,254	55,254
Total assets	$547,417	$523,695

LIABILITIES
Current liabilities:
Book overdraft	$3,518	$9,486
Line of credit	51,413	41,785
Current portion of long-term note payable	21,667	21,667
Accounts payable	78,055	67,396
Product liability reserve	21,322	21,491
Product warranty reserve	31,745	29,329
Income taxes payable	4,536	0
Accrued expenses and other liabilities	29,633	28,545

Total current liabilities	241,889	219,699

Long-term note payable	30,333	21,667
Deferred income taxes	14,568	15,815
	286,790	257,181

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par, 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 28,871,144 and 29,051,281 issued and outstanding, respectively	289	291
Additional paid-in capital	51,501	52,478
Retained earnings	208,837	213,745
Total stockholders’ equity	260,627	266,514

Total liabilities and stockholders’ equity	$547,417	$523,695

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Six-Months Ended
	June 29, 2002	June 28, 2003	June 29, 2002	June 28, 2003

Net sales	$313,742	$268,361	$607,342	$541,935
Cost of sales	272,513	241,108	528,368	481,076
Gross profit	41,229	27,253	78,974	60,859

Selling, general and administrative expenses	22,505	25,744	43,671	51,393

Operating income	18,724	1,509	35,303	9,466

Other income, net	2	232	43	438
Interest expense	(669)	(779)	(1,367)	(1,791)

Income before income taxes	18,057	962	33,979	8,113

Provision for income taxes	7,087	380	13,336	3,205

Net income	$10,970	$582	$20,643	$4,908

Earnings per common share:
Basic	$.38	$.02	$.72	$.17
Diluted	$.37	$.02	$.70	$.17

Weighted average common shares outstanding:
Basic	28,807,792	29,027,603	28,760,396	28,992,255
Diluted	29,660,847	29,469,777	29,642,792	29,405,286

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Six-Months Ended
	June 29, 2002	June 28, 2003

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$20,643	$4,908
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Loss on sale of assets	0	287
Depreciation and amortization	4,010	4,677
Deferred income taxes	4,030	2,158
Changes in working capital accounts:
Trade receivables, net	(39,301)	11,857
Inventories	(24,105)	14,433
Resort lot inventory		4,261
Prepaid expenses	(2,992)	80
Accounts payable	21,198	(10,659)
Product liability reserve	568	169
Product warranty reserve	2,081	(2,416)
Income taxes payable	6,317	(4,536)
Accrued expenses and other liabilities	6,304	(1,088)
Net cash provided (used) by operating activities	(1,247)	24,131
Cash flows from investing activities:
Additions to property, plant and equipment	(6,797)	(14,272)
Proceeds from sale of assets	13	1,789
Issuance of notes receivable	(13)	0

Net cash used in investing activities	(6,797)	(12,483)

Cash flows from financing activities:
Book overdraft	10,869	5,968
(Payments) borrowings on lines of credit, net	1,000	(9,628)
Payments on long-term notes payable	(5,000)	(8,666)
Debt issuance costs		(301)
Issuance of common stock	1,175	979

Net cash provided (used) by financing activities	8,044	(11,648)

Net change in cash	0	0
Cash at beginning of period	0	0

Cash at end of period	$0	$0